EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2001 Incentive Stock Plan of BioScrip, Inc. of our reports dated March 3, 2005, with respect to the consolidated financial statements of MIM Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and MIM Corporation management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of MIM Corporation, and the related financial statement schedule of MIM Corporation included therein, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

MetroPark, New Jersey
March 30, 2005